Exhibit 99.2

China 3C Group Announces Significant Increase in Revenue and Net Income for 2006

Zhejiang Province, China, February 26, 2007 -- China 3C Group (OTC Bulletin Board: CHCG), a rapidly growing retailer and distributor of consumer and business products in China, announced today a revenue increase of 355% from $32.6 million in 2005 to $148.2 million in 2006. The company announced a 673% increase in net income for 2006 to $11.3 million or $0.24 earnings per share from $1.5 million or $0.04 earnings per share in 2005. Gross profit for the year rose 435% to $22.8 million, compared with $4.3 million in 2005

Revenue for the fourth quarter ended December 31, 2006 increased $21 million from the third quarter to $63.6 million and showed a 685% increase from $8.1 million a year earlier. Net income during the fourth fiscal quarter increased 53% to $4.9 million or $0.09 earnings per share from $3.2 million or $0.07 earnings per share in the third quarter.

During the year, the company acquired two electronics retailers, Sanhe Electronic Technology and Shanghai Joy & Harmony Electronics Company, and signed distribution and sales agreements with several other companies. On a pro forma basis, the total combined companies for the full year 2006 recorded revenue of $193.6 million with net income of $15.5 million or $.33 per share. These numbers reflect the company’s previously provided guidance.

China 3C Group’s Chief Executive Officer, Zhenggang Wang, said, “This was a very successful year for our company. Through two successful acquisitions, new distribution agreements, new retail outlet openings and growth in same store sales, we substantially expanded our retail footprint in Eastern China. We generated nearly $12 million in cash from operations and substantially strengthened our balance sheet. Total assets grew from $4 million to almost $40 million.

“We have strong momentum heading into 2007. We introduced a number of new products in the second half of 2006, including printer cartridges, MP3 players, MP4 players, electronic dictionaries, DVD players and audio and video digital products. We expect these new product introductions to contribute significantly to our growth in 2007 as we continue to evaluate appropriate acquisitions. Our strong relationships with leading national retailers and international and domestic manufacturers and suppliers provide us with the leverage we need to expand beyond Eastern China into areas of Southern China, such as Shenzhen and Guangzhou, and areas of Northern China, such as Beijing. We remain optimistic about the growth prospects for 2007.”

Looking forward, the company said its target for diluted earnings per share in the first quarter ending March 31, 2007 is approximately $0.12 with an expected net income of $6.3 million to $6.4 million. The company said its forecast for revenue in the first quarter is expected to range from $82 million to $83 million. The foregoing statements regarding targets for the full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

China 3C will hold a conference call to discuss the company’s year-end and fourth quarter results Feb. 27 at 11 a.m. Eastern Time. A question-and-answer session will follow.

To participate, call toll free (877) 407-8033 any time after 10:50 a.m. Eastern Time on Feb. 27. International and local callers should dial (201) 689-8033. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

A live audio webcast and archived podcast of the call will be available for 90 days at http://www.vcall.com/IC/CEPage.asp?ID=113437. A transcript of the call will be available at http://www.hawkassociates.com/chcgmore.aspx.

A copy of the financial results follows.

About China 3C

China 3C Group is a leading retail chain operating more than 800 retail outlets in Eastern China. The company specializes in selling 3C products (communication, information technology and digital) in China through its subsidiary Zhejiang Yong Xin Digital Technology Co., Ltd. Among China 3C’s primary attributes is its efficient distribution network and rapid logistics system. The company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

A profile for investors can be accessed at http://www.hawkassociates.com/chcgprofile.aspx. For investor relations information regarding China 3C, contact Jason Yuan at (201) 963-4226, e-mail: jasonyuan@china3Cgroup.com, or Frank Hawkins or Ken AuYeung, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

Forward-looking Statement: We have included and from time to time may make in our public filings, press releases or other public statements, certain statements, including, without limitation, those under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control.

CHINA 3C GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

ASSETS	2006	2005
Current Assets		`
Cash and cash equivalents	$6,498,450	1,949,222
Accounts receivable, net	8,013,071	913,215
Inventory	2,779,506	602,974
Advance to supplier	2,215,841	372,000
Refundable Deposits	6,567
Prepaid expenses	60,059	139,193
Total Current Assets	19,573,494	3,976,604

Property & equipment, net	65,803	43,662
Goodwill	20,348,278

Total Assets	$39,987,575	4,020,266

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,964,663	111,296
Income tax payable	2,596,517	222,550
Notes payable	4,500,000	7,769
Total Current Liabilities	9,061,180	341,615

Stockholders' Equity

Common stock, $.001 par value, 100,000,000
shares authorized, 52,488,938 and 39,870,077 issued and outstanding	52,489	39,870
Shares to be issued, 8,980,000		502,000
Additional paid in capital	17,352,691	2,113,310
Deferred consulting expense		(387,945)
Subscription receivable	(50,000)	(50,000)
Statutory reserve	3,320,755	402,030
Other comprehensive income	427,616	74,950
Retained earnings	9,822,844	984,436
Total Stockholders' Equity	30,926,395	3,678,651
Total Liabilities and Stockholders' Equity	$39,987,575	$4,020,266

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR YEARS ENDING DECEMBER 31, 2006

	12/31/2006	12/31/2005

Sales, net	$148,218,848	$32,588,634

Cost of sales	125,411,758	28,325,332
Gross profit	22,807,090	4,263,302

General and administrative expenses	5,544,924	1,706,869
Income from operations	17,262,166	2,556,433

Other (Income) Expense
Interest income	(31,293)	(10,156)
Other expense	100,646	17,364
Interest expense	7,565	2,954
Total Other (Income) Expense	76,918	10,162
Income before income taxes	17,185,248	2,546,271

Provision for income taxes	5,908,122	1,088,021
Net income	$11,277,126	$1,458,250

Net income per share:
Basic & diluted	$0.24	$0.04

Weighted average number of shares outstanding:
Basic & diluted	46,179,507	35,133,427